Exhibit 99.3

Charter of the Nominating and Corporate Governance Committee of Marizyme, Inc.

1. Purpose

The Nominating and Corporate Governance Committee (the “Committee”) is appointed by the Board of Directors of Marizyme, Inc. (the “Company”) for the purpose of (i) making recommendations to the Board of Directors regarding candidates for directorships and the size and composition of the Board of Directors and (ii) overseeing the Company’s corporate governance policies and reporting and making recommendations to the Board of Directors concerning governance matters.

2. Composition of the Nominating and Corporate Governance Committee

As a “controlled company” as defined in The Nasdaq Stock Market LLC (“NASDAQ”) rules, the Company will be exempt from certain NASDAQ corporate governance requirements, including those that would require independent directors to serve on the Committee.

The Committee will be composed of two or more directors, each of whom, following the time at which the Company is no longer a “controlled company” as defined under NASDAQ rules, shall qualify as “independent” under NASDAQ independence rules and shall also be “non-employee directors” as defined by Rule 16b-3 under the Securities Exchange Act of 1934. The Committee members will be appointed by the Board of Directors and may be removed by the Board of Directors in its discretion. The members of the Committee shall elect a Chairperson to preside at all meetings of the Committee. The Committee shall have the authority to delegate any of its responsibilities to subcommittees as the Committee may deem appropriate, provided the subcommittees are composed entirely of directors who meet the above-listed criteria.

3. Meetings

The Committee has the authority to establish its own rules and procedures for notice and conduct of its meetings so long as they are not inconsistent with any provisions of the Company’s bylaws that are applicable to the Committee.

The Committee shall meet as often as its members deem necessary to perform the Committee’s responsibilities and in accordance with NASDAQ listing standards. Committee members may participate in meetings by means of conference telephone or similar communications equipment by means of which all members participating in the meeting can hear each other, and participation in a meeting in accordance herewith shall constitute presence in person at such meeting.

4. Minutes

Minutes of each meeting of the Committee are to be prepared by the Secretary of the Company or his or her designee and approved by the Committee. Such minutes shall be filed with the Secretary of the Company and retained in the minute book of the Board of Directors.

5. Committee Authority and Responsibilities

The Committee will make regular reports to the Board of Directors and will propose any necessary action to the Board of Directors. The Committee will review and reassess the adequacy of this charter annually and recommend any proposed changes to the Board of Directors for approval.

The Committee, to the extent the Board of Directors deems necessary or appropriate or otherwise to comply with any rules or regulations to which the Company is subject, will:

a.	Identify and review independent director candidates and recommend independent director nominees for selection by the Board of Directors to fill the number of independent director positions established by resolution of the Board of Directors from time to time;

b.	Consider director nominees in light of the entirety of their credentials, including but not limited to: (i) their reputation and character; (ii) their ability and willingness to devote sufficient time to Board of Directors duties; (iii) their educational background; (iv) their business and professional achievements, experience and industry background; (v) their independence from management under listing standards and governance guidelines of the Company and (vi) the needs of the Board of Directors and the Company;

c.	Report to the Board of Directors on all material actions taken by the Committee;

d.	Review the Committee’s Charter from time to time and recommend any proposed changes to the Board of Directors; and

e.	Perform any other duties or responsibilities expressly delegated to the Committee by the Board of Directors from time to time.

6. Delegation of Duties

In fulfilling its responsibilities, the Committee has the authority to delegate any or all of its responsibilities to a subcommittee of the Committee.

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Effective Date: January 26, 2022

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